Exhibit 10.3

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

May 20, 2025

Robert Bodor

To his last known address

on file with Proto Labs

Dear Rob:

We are pleased to extend an offer of a short-term consulting arrangement between Proto Labs, Inc. (“Proto Labs”) and you (“Consultant” or “you”) for the period from today through May 25, 2025 (the “Term”).

The following are the terms of this Consulting Agreement:

Services:	During the Term, Consultant shall provide such services as the Board of the Directors of Proto Labs reasonably determines are necessary to support the transition of management of Proto Labs (the “Services”). Consultant may determine, in his sole discretion, the means and manner of performing the Services. Proto Labs retains the right to require that Consultant satisfactorily perform the Services. Consultant may perform the Services from the location(s) selected by Consultant. Consultant agrees to perform the Services in accordance with generally accepted standards of Consultant’s profession.

Fees:	In exchange for the Services, Proto Labs will pay Consultant an hourly fee of $700.00 per hour (collectively, the “Hourly Fees”).

Expenses:	Except as otherwise approved in advance by Proto Labs, expenses and costs incurred by Consultant in the performance of the Services shall be paid and borne solely by Consultant without reimbursement from Proto Labs.

Taxes:	Proto Labs will neither withhold FICA or income tax payments nor withhold any amounts for, or make any contributions on account of, unemployment compensation, worker’s compensation, employee benefit plans or otherwise pursuant to any United States, state, or local law or regulation with respect to the compensation it pays Consultant. Consultant acknowledges and agrees that Consultant shall have sole responsibility for withholding and payment of all United States, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Proto Labs to Consultant hereunder, and agrees that Consultant shall pay all such taxes and contributions in accordance with applicable law (including making such payments when due).

Relationship:	Consultant’s relationship to Proto Labs shall be that of an independent contractor and not as an employee of Proto Labs. The parties do not intend that any agency or partnership relationship be created between them by this Consulting Agreement. Consultant understands and agrees that Consultant is not an employee of Company.

Governing Law & Venue:	The validity, interpretation and performance of this Consulting Agreement shall be governed by the laws of the State of Minnesota, excluding its conflict of law principles. All litigation or other legal proceedings arising out of or related to this Consulting Agreement shall only be brought in the state courts of the State of Minnesota and the United States District Court located therein, and the parties hereby submit to the exclusive personal and subject matter jurisdiction and venue of such courts and waive and defense based on lack of jurisdiction or inconvenient forum. The award, order and/or judgment of any such court may be entered in any court of competent jurisdiction.

To accept this Consulting Agreement, Consultant must counter-sign below and return the signed Consulting Agreement to me no later than 5:00 p.m. Central Standard Time on May 20, 2025. This Consulting Agreement sets forth the entire agreement and understanding between Proto Labs and Consultant regarding the subject matter of this Consulting Agreement and supersedes any and all other agreements, either oral or in writing, between Proto Labs and Consultant related to such subject matter. For avoidance of doubt, this Consulting Agreement does not supersede or modify the terms of the Employment Agreement, the Non-Disclosure Agreement, or Non-Competition Agreement (each as defined in the General Waiver and Release of Claims provided to Consultant on May 20, 2025) that survive Consultant’s last day of employment with Proto Labs, which shall remain in full force and effect in accordance with their terms.

Sincerely,

Proto Labs, inc.

By:	/s/ Rainer Gawlick
Name: Rainer Gawlick
Its: Chairman of the Board of Directors

I have read and accepted the terms of this Consulting Agreement as of this 20th day of May, 2025.

By:	/s/ Robert Bodor
Robert Bodor

2